Exhibit 99.1

                          [LOGO OF GENTEX CORPORATION]

         CONTACT:    Connie Hamblin                   RELEASE:  July 20, 2005
                     (616) 772-1800

              GENTEX REPORTS SECOND QUARTER REVENUES AND NET INCOME

         ZEELAND, Michigan, July 20, 2005 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported second quarter revenues and net income for the quarter ended June 30, 2005. The Company also announced that the Executive Committee of the Board of Directors has authorized an increase in the price at which the Company may repurchase shares under the existing share repurchase plan. In a separate announcement, the Company reported that BMW will offer the Company's new SmartBeam technology on three vehicle models beginning this fall.

         The Company reported quarterly revenues of $132.4 million, a two percent increase over revenues of $129.6 million reported in the second quarter last year. Second quarter net income of $26.0 million decreased by ten percent compared with net income of $29.0 million in the comparable 2004 quarter. Earnings per diluted share were 17 cents in the second quarter of 2005 compared with 18 cents in the second quarter of 2004. All per share data reflect the two-for-one stock split effected in the form of a 100 percent common stock dividend that became effective on May 9, 2005.

         For the first six months of 2005, the Company posted net income of $52.0 million on revenues of $260.0 million, compared with net income of $58.8 million on revenues of $259.0 million for the same period in 2004. Earnings per diluted share were 33 cents for the first six months of 2005 compared with 37 cents for the same period in 2004.

         Mirror unit shipments in North America in the second quarter increased by one percent while light vehicle production in that market declined by two percent, as lower unit shipments to the "Detroit 3" automakers were more than offset by shipments to the Asian and European transplants in North America. Due to high inventories of certain domestic full-sized sport-utility vehicles throughout most of the second quarter, production of those vehicles was lower than forecasted. In addition, the Company experienced a few short-term new program delays during the second quarter, and sales to certain tier one mirror customers were lower than expected as those customers made adjustments by reducing inventories at the end of the quarter.

         "While the new vehicle sales incentive programs currently being offered by the 'Detroit 3' automakers are moving vehicles off the lots and reducing auto dealer inventories, Gentex benefits only when production increases on the vehicles offering our mirror products. This did not, for the most part, happen with those customers during the second quarter," said Garth Deur, Gentex executive vice president. "And, while it is difficult for us to anticipate, it is not unusual for tier one exterior mirror customers to reduce their own inventories near the end of a model year, which impacted our shipments during this quarter."

         The Company reported a somewhat weaker than expected gross margin in the second quarter, which was primarily attributable to lower unit shipment growth resulting in reduced capacity utilization.

         Total auto-dimming mirror unit shipments for the second quarter of 2005 increased by three percent to 3,095,000 units, compared with 3,001,000 units for the same quarter in 2004. Total automotive revenues in the second quarter of 2005 increased by two percent to $126.1 million, compared with the same quarter last year.

         Total auto-dimming mirror unit shipments for the first six months of 2005 increased by two percent to 6,125,000 units, compared with 5,983,000 units for the same period in 2004. Total automotive revenues were approximately flat for the first six months of 2005 at $248.1 million, compared with $247.6 million in the same period in 2004.

         Auto-dimming mirror unit shipments to offshore customers increased by five percent in the second quarter of 2005 compared with the second quarter of 2004. Light vehicle production declined by one percent in Europe and the Japan and Korean markets in the second quarter of 2005 compared with the same quarter last year.

         For the first six months of 2005, auto-dimming mirror unit shipments to offshore customers increased by six percent compared with the same prior year period. When comparing those same periods, auto-dimming mirror unit shipments in North America declined by two percent. During the first six months of 2005, light vehicle production was flat in Europe and increased by two percent in the Japan and Korean markets, compared with the first six months of 2004. Light vehicle production in North America decreased by three percent for the first six months of 2005 compared with the same period last year.

         For the third quarter of 2005, the Company estimates that the growth in mirror unit shipments will be in the range of five to ten percent compared with the third quarter of 2004. For the fourth quarter of 2005, unit shipments are estimated to increase by approximately ten to 15 percent compared with the same prior-year period.

         Revenues in the Company's Fire Protection Products Group increased by eight percent in the second quarter of 2005 to $6.3 million, compared with the second quarter last year. For the first six months of 2005, fire protection revenues increased by five percent to $11.9 million.

         The Company also announced today that the Executive Committee of the Board of Directors has authorized an increase in the price at which the Company may repurchase shares under the existing share repurchase plan. The current share repurchase plan was announced by the Company in October 2002, and authorizes the repurchase of up to eight million (split adjusted) shares based on a number of factors, including market conditions, the market price of the Company's common stock, anti-dilutive effect on earnings, available cash and other factors as the Company deems appropriate. Under this plan, the Company repurchased 830,000 shares in the first quarter of 2003. The Company does not intend to provide the price at which it will repurchase shares, except as required in its quarterly Form 10-Q.

         In a separate announcement, the Company today reported that BMW will offer the Company's new SmartBeam high-beam headlamp technology on the 5 Series, 6 Series and 7 Series beginning this fall in Europe and other selected regions. SmartBeam will be offered in conjunction with Xenon headlamps on those vehicle models. SmartBeam is the intelligent high-beam headlamp control product developed by the Company that was introduced in the North American market on several vehicles for the 2005 and 2006 model years.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

         A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

         Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 95 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                          (unaudited)
                                                      Three Months Ended                 Six Months Ended
                                                           June 30,                          June 30,
                                                ------------------------------    ------------------------------
                                                     2005             2004             2005             2004
                                                -------------    -------------    -------------    -------------
Net Sales                                       $ 132,384,445    $ 129,646,277    $ 260,026,165    $ 258,973,825

Costs and Expenses
  Cost of Goods Sold                               82,818,876       75,190,805      162,407,779      149,634,081
  Engineering, Research & Development               8,798,430        7,546,085       16,775,815       14,989,373
  Selling, General & Administrative                 7,011,298        6,880,091       13,851,129       13,625,212
  Other Expense (Income)                           (4,260,209)      (2,910,496)      (8,883,578)      (6,385,108)
                                                -------------    -------------    -------------    -------------
Total Costs and Expenses                           94,368,395       86,706,485      184,151,145      171,863,558
                                                -------------    -------------    -------------    -------------
Income Before Provision
  for Income Taxes                                 38,016,050       42,939,792       75,875,020       87,110,267

Provision for Income Taxes                         11,975,000       13,955,000       23,901,000       28,310,000
                                                -------------    -------------    -------------    -------------
Net Income                                      $  26,041,050    $  28,984,792    $  51,974,020    $  58,800,267
                                                =============    =============    =============    =============
Earnings Per Share
  Basic                                         $        0.17    $        0.19    $        0.33    $        0.38
  Diluted                                       $        0.17    $        0.18    $        0.33    $        0.37
Weighted Average Shares:
  Basic                                           155,568,960      154,123,884      155,396,365      153,921,294
  Diluted                                         157,209,802      156,831,858      156,962,435      156,864,096

Cash Dividends Declared per Share               $       0.085    $       0.075    $        0.17    $        0.15

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 (unaudited)
                                                   June 30,         Dec 31,
                                                     2005             2004
                                                -------------    -------------
ASSETS
Cash and Short-Term Investments                 $ 511,812,075    $ 494,880,260
Other Current Assets                              107,223,033       97,728,834
                                                -------------    -------------

Total Current Assets                              619,035,108      592,609,094

Plant and Equipment - Net                         152,505,201      135,649,119
Long-Term Investments and Other Assets            134,740,877      128,601,215
                                                -------------    -------------

Total Assets                                    $ 906,281,186    $ 856,859,428
                                                =============    =============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                             $  68,102,574    $  50,856,258
Long-Term Debt                                              0                0
Deferred Income Taxes                              21,020,714       22,723,198
Shareholders' Investment                          817,157,898      783,279,972
                                                -------------    -------------

Total Liabilities & Shareholders' Investment    $ 906,281,186    $ 856,859,428
                                                =============    =============

Note: All earnings per share amounts and weighted daily average shares outstanding reflect the 2-for-1 stock split effected in the form of a 100% common stock dividend effective on May 9, 2005.

                          [LOGO OF GENTEX CORPORATION]

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                               SECOND QUARTER                               SIX MONTHS ENDED
                               ENDED JUNE 30,                                   JUNE 30,
                         ---------------------------                   ---------------------------
                             2005           2004         % CHANGE          2005           2004         % CHANGE
                         ------------   ------------   ------------    ------------   ------------   ------------
Domestic Interior               1,038          1,007              3%          2,078          2,077           Flat
Domestic Exterior                 426            445             -4%            860            908             -5%
Total Domestic Units            1,463          1,452              1%          2,938          2,985             -2%

Foreign Interior                1,190          1,138              5%          2,330          2,204              6%
Foreign Exterior                  441            411              7%            857            794              8%
Total Foreign Units             1,631          1,549              5%          3,187          2,999              6%

Total Interior Mirrors          2,228          2,145              4%          4,408          4,281              3%
Total Exterior Mirrors            867            856              1%          1,717          1,702              1%
Total Mirror Units              3,095          3,001              3%          6,125          5,983              2%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.